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                                                                    EXHIBIT 4.27
                          NOTE MODIFICATION AGREEMENT
                          ---------------------------

     THIS NOTE MODIFICATION AGREEMENT ("Agreement") is made and entered into this the 20th day of May, 1997, by and between JACK GAMMON ("Holder") and MASTER PRINTING, INC., a Tennessee Corporation ("Maker").

                             W I T N E S S E T H:

     WHEREAS, Maker delivered to Holder promissory notes in the original principal amount of Five Hundred Thousand and 10/100ths Dollars ($500,000.10) and ($____________) ("Promissory Notes") which were dated December 4, 1992 and ____________________________, respectively; and an additional note of $100,000 of the same date; and

     WHEREAS, contained within such Promissory Notes are certain covenants restricting the ability of Maker and its subsidiary, B & M Printing Company ("B & M") from incurring any additional indebtedness without the prior consent of Holder; and

     WHEREAS, Maker is currently in the process of acquiring additional subsidiaries and refinancing its existing indebtedness and as part of such process Maker desires to remove any restrictions on its ability to incur additional indebtedness in the future.

     NOW, THEREFORE, the parties intending to be legally bound do hereby agree as follows:

     1. Maker and Holder do hereby agree to modify the Promissory Notes so as to remove the covenants set forth under paragraphs (b), (d) and (e) on page 3 of the Promissory Notes.

     2. In consideration for Holder removing the above described covenants from the Promissory Notes, Maker does hereby grant to Holder warrants to purchase stock of Maker based on the following terms and conditions:

          (a) The warrants granted to Holder shall only be effective should Maker successfully complete an initial public offering of its capital stock.

          (b) The option price under the warrants shall be the price set in the initial public offering.

          (c)  There will be two classes of warrants. The first class of warrants will consist of warrants to purchase a number of shares equal to 1/3 of the outstanding principal balance of the Promissory Note as of the date of this Agreement divided by the initial public offering price of the stock. These warrants may be exercised at any time during the period commencing with the initial public offering of the stock and ending on the third anniversary date of the initial public offering. The second class of warrants shall be warrants to purchase
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     a number of shares equal to 2/3 of the outstanding principal balance of the
     Promissory Note as of the date of this Agreement divided by the initial offering price of the stock. This class of warrants may only be exercised at the time of the initial public offering.

          (d) The stock purchased pursuant to the exercise of the warrants shall be subject to whatever resale restrictions are imposed by the underwriter in the initial public offering.

     3. Except as modified herein, all other provisions of the Promissory Notes shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have entered into this Agreement the day and date above first written.

                                        /s/ Jack Gammon
                                        ----------------------------
                                        JACK GAMMON


                                        MASTER PRINTING, INC.

                                        By: /s/ John P. Miller
                                            ------------------------
                                        Title: President
                                               ---------------------

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